UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2003

Nabi Biopharmaceuticals

(Exact name of registrant as specified in its charter)

Delaware	000-04829	59-1212264

State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

5800 Park of Commerce Boulevard N.W., Boca Raton, FL 33487
(Address of principal executive offices) (Zip code)

(561) 989-5800
(Registrant’s telephone number, including area code)

Nabi Biopharmaceuticals

Item 5. Other Events and Regulation FD Disclosure

Nabi Biopharmaceuticals (the “Company”) completed a private placement of 5,477,000 shares of its common stock on July 11, 2003. Gross proceeds to the Company are $32.9 million. The Company will use the net proceeds from the offering for its acquisition of PhosLo® (Calcium Acetate). Lehman Brothers Inc. served as the exclusive placement agent for this transaction. The form of Purchase Agreement is filed herewith as Exhibit 99.2.

Why did Nabi Biopharmaceuticals raise equity in a private placement at this time?

The purpose of the private placement was to raise funds for the acquisition of PhosLo® announced on June 23, 2003. Our strategy continues to focus on funding our investments in research and development and manufacturing with the cash earned from our current operations. The funds raised through this private placement help assure we can achieve our important business and strategic objectives. We expect to close on the acquisition of PhosLo on August 4, 2003 subject to the satisfaction of customary closing conditions.

Who were the investors in the private placement?

Approximately one third of the funds raised were from existing investors, led by Deerfield Partners. New institutional investors include several with significant interests in life sciences.

What was the purchase price per share?

Shares issued in the private placement were priced at $6 per share. This price was a 13.9% discount to the 10 day trailing weighted average price prior to closing. This is within the normal discount range for private placements and considered in the terms including that the ability to resell the shares will be restricted until they are registered for resale with the Securities and Exchange Commission (the “SEC”). No warrants to acquire common stock were issued in connection with this transaction.

How was Lehman Brothers compensated for the private placement?

Lehman Brothers acted as the exclusive placement agent for this transaction and earned a customary cash placement agent fee.

Do you plan to enter into additional private placements or other equity offerings?

We continually evaluate opportunities to raise additional capital. Many factors determine if and when we would seek additional funding. Those factors include market conditions and business development opportunities that we identify that would require additional funding.

Why did you execute a private placement of equity?

We felt that a private placement offered flexible, rapid and opportunistic access to capital prior to concluding the PhosLo acquisition.

Have the shares issued in the private placement been registered with the SEC?

We are required to file a Form S-3 registration statement for the resale of the shares with the SEC within 15 business days of closing the private placement. The shares may be sold without restriction pursuant to the resale prospectus after the Form S-3 has been declared effective by the SEC.

What is the institutional share ownership of Nabi Biopharmaceuticals?

Prior to the private placement, institutional ownership of Nabi Biopharmaceuticals stood at approximately 50% according to the most recently reported 13(f) filings. Following this private placement, institutional ownership is estimated to be approximately 56%.

Item 7.	Financial Statements and Exhibits

      (c) Exhibits. The following exhibits are furnished as part of this report.

99.1	Press Release of Nabi Biopharmaceuticals dated July 14, 2003.
99.2	Form of Purchase Agreement.

Nabi Biopharmaceuticals

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nabi Biopharmaceuticals

Date: July 14, 2003	By: /s/ Mark Smith

Mark L. Smith Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer

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